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                                                                     EXHIBIT 11



              DAISYTEK INTERNATIONAL CORPORATION AND SUBSIDIARIES

                STATEMENTS RE: COMPUTATION OF EARNINGS PER SHARE
                     (In Thousands, Except Per Share Data)


                                                        Three Months Ended
                                                             June 30,
                                                  ----------------------------
                                                     1997              1996
                                                  ----------        ----------
Net income                                        $    3,829        $    3,041
                                                  ==========        ==========

Weighted average common shares outstanding
                                                       7,004             6,907
                                                  ==========        ==========

Net income per common share                       $     0.55        $     0.44
                                                  ==========        ==========

Calculation of weighted average common shares outstanding:

Weighted average of common stock outstanding
                                                       6,682             6,413

Weighted average common stock options,
    utilizing the treasury stock method (1)              322               494
                                                  ----------        ----------

                                                       7,004             6,907
                                                  ==========        ==========



(1) Utilizing the weighted average stock price of $31.75 and $39.85 per share for the three months ended June 30, 1997 and 1996, respectively.